Filed pursuant to Rule 424(b)(3)

Registration No. 333-72760

Prospectus Supplement No. 13 to Prospectus

Freeport-McMoRan Copper & Gold Inc.

FCX Investment Ltd.

$603,750,000

8¼% Convertible Senior Notes due 2006

Freeport-McMoRan Copper & Gold Inc.

42,220,280 Shares of Class B Common Stock

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This prospectus supplement relates to the resale by the selling securityholders listed below of 8¼% Convertible Senior Notes due 2006 of Freeport-McMoRan Copper & Gold Inc. and its wholly owned subsidiary, FCX Investment Ltd., and the shares of class B common stock of Freeport-McMoRan Copper & Gold Inc. issuable upon the conversion of the notes. You should read this prospectus supplement together with the prospectus dated March 12, 2002, and the prospectus supplements No. 1 dated April 15, 2002, No. 2 dated April 29, 2002, No. 3 dated June 3, 2002, No. 4 dated June 28, 2002, No. 5 dated July 29, 2002, No. 6 dated September 3, 2002, No. 7 dated October 1, 2002, No. 8 dated November 4, 2002, No. 9 dated December 10, 2002, No. 10 dated February 11, 2003, No. 11 dated February 14, 2003, and No. 12 dated April 2, 2003 which are to be delivered with this prospectus supplement.

The table below (1) sets forth additional and updated information with respect to the principal amount of notes owned by each selling securityholder, and the shares of common stock into which such notes are convertible, that may be offered under the prospectus and the prospectus supplements by the selling securityholders; and (2) supplements and, to the extent inconsistent with, amends both the table appearing in the section entitled “Selling Securityholders” beginning on page 43 of the prospectus and the tables set forth in the prospectus supplements. To the extent a selling securityholder is listed both in the table below and in any of the tables appearing in the prospectus and the prospectus supplements, the information set forth below regarding that selling securityholder supercedes the information set forth in the prospectus and the prospectus supplements.

The information is based on information provided by or on behalf of the selling securityholders.  The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided the information regarding their notes or common stock in transactions exempt from the registration requirements of the Securities Act of 1933.  Because the selling securityholders may offer all or some portion of the notes or the common stock to be offered by them, we cannot estimate the amount of any sales.

Name of Selling Securityholder	Principal Amount of Notes Owned and Offered	Percentage of Notes Outstanding	Number of Shares of Common Stock That May Be Sold (1)

AG Domestic Convertibles, L.P.	2,100,000	*	146,853
AG Offshore Convertibles Ltd.	3,900,000	*	272,727
CIBC World Markets	3,557,000	*	248,741
DBAG London	34,250,000	5.67%	2,395,104
Morgan Stanley & Co.	208,000	*	14,545
Zurich Institutional Benchmarks Master Fund Ltd.	1,122,000	*	78,461

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*  Less than 1%

(1)

The notes are convertible into shares of class B common stock at a conversion price (subject to adjustment) of $14.30 per share.

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Investing in the notes involves significant risks that are described in the "Risk Factors" section beginning on page 10 of the prospectus.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement is April 25, 2003.